Exhibit 99.2

News Release

Contacts:	Dan McClain (310) 201-3335 dan.mcclain@ngc.com
Northrop Grumman’s Chairman and CEO Ronald D. Sugar Announces Plan to Retire; Board Elects Wesley G. Bush CEO and President
     LOS ANGELES — Sept. 16, 2009 — Ronald D. Sugar, chairman and chief executive officer of Northrop Grumman Corporation (NYSE: NOC) since 2003, has announced his plan to retire from the company in June 2010, following 29 years of service to Northrop Grumman and its predecessor companies. To facilitate an orderly transition process, Sugar will step down from the chairman and CEO positions and the company’s Board of Directors effective December 31, 2009. He will continue as an employee officer advising the company until his June 30, 2010 retirement date. Sugar will assume the title of chairman emeritus effective January 1, 2010.
     The Northrop Grumman Board of Directors has elected Wesley G. Bush, currently president and chief operating officer, to the position of chief executive officer and president, effective January 1, 2010. Bush was also elected to the Northrop Grumman Board of Directors, effective immediately.
     The Board of Directors elected Lewis W. Coleman, currently lead independent director, to the role of non-executive chairman, effective January 1, 2010.
     Photos accompanying this release are available at: http://media.globenewswire.com/noc/
     “On behalf of the Board of Directors, I want to thank Ron Sugar for his many outstanding contributions both to Northrop Grumman and to the security of our nation,” said Coleman. “Wes Bush brings extraordinary management talent and industry knowledge to his new position and his selection reflects the effectiveness of the company’s leadership succession process.”
     “It has been a privilege to serve at the helm of this great company,” Sugar said, “and I am extremely proud of the 120,000 men and women who have contributed significantly to our nation’s defense, building Northrop Grumman into a leader in global security. I have worked closely with Wes Bush for many years. Wes is an outstanding executive who is ready to provide a new generation of leadership for Northrop Grumman.”
     “I look forward to leading Northrop Grumman and continuing to drive improvements in our performance and shareholder value,” said Bush.
     Sugar, 61, joined Northrop Grumman following its acquisition of Litton Industries and previously held executive positions at TRW Inc. During his tenure as CEO, Northrop Grumman

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media

Northrop Grumman’s Chairman and CEO Ronald D. Sugar Announces Plan to Retire; Board Elects Wesley G. Bush CEO and President
effectively integrated multiple acquired companies as it developed systems and technologies critical to the nation’s security. Northrop Grumman expanded sales from $26 billion to nearly $35 billion to become the nation’s second largest defense company by revenue. During this time, Northrop Grumman also strengthened its balance sheet to achieve the highest credit rating in the company’s history.
     Bush, 48, joined the company in 1987, and rose to positions of increasing responsibility, including serving as sector president, chief financial officer, and most recently president and chief operating officer. Bush earned bachelor’s and master’s degrees in electrical engineering from the Massachusetts Institute of Technology. He also is a graduate of UCLA’s Executive Management Program.
     Coleman, 67, was elected to the Northrop Grumman Board of Directors in 2001. He is president and chief financial officer of DreamWorks Animation SKG. He was formerly chairman of Banc of America Securities L.L.C., a subsidiary of Bank of America Corporation.
     Northrop Grumman Corporation is a leading global security company whose 120,000 employees provide innovative systems, products, and solutions in aerospace, electronics, information systems, shipbuilding and technical services to government and commercial customers worldwide.
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks and uncertainties. Actual results could differ materially due to factors such as: the effect of economic conditions in the United States and globally; access to capital; future sales and cash flows; timing of cash receipts; effective tax rates and timing and amounts of tax payments; returns on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; the outcome of litigation, claims, audits, appeals, bid protests and investigations; hurricane-related insurance recoveries; costs of environmental remediation; our relationships with labor unions; availability and retention of qualified personnel; costs of capital investments; changes in organizational structure and reporting segments; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; possible impairments of goodwill or other intangible assets; effects of legislation, rulemaking, and changes in accounting, tax or defense procurement; changes in government and customer priorities and requirements (including, government budgetary constraints, shifts in defense spending, changes in import and export policies, changes in customer short-range and long-range plans); acquisition or termination of contracts; technical, operational or quality setbacks in contract performance; issues with, and financial viability of, key suppliers and subcontractors; availability of materials and supplies; controlling costs of fixed-price development programs; contractual performance relief and the application of cost sharing terms; allowability and allocability of costs under U.S. Government contracts; progress and acceptance of new products and technology; domestic and international competition; legal, financial and governmental risks related to international transactions; potential security threats, natural disasters and other disruptions not under our control; and other risk factors disclosed in our filings with the Securities and Exchange Commission.
These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media